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                                                                   Exhibit 10.45

March 16, 1998



Mr. Robert Mead
Silverleaf Resorts, Inc.
1221 Riverbend Drive, Suite 120
Dallas, Texas  75247

Re: $10,000,000 Construction Loan (the "Loan") from Heller Financial, Inc. ("Heller") to Silverleaf Resorts, Inc. ("Borrower"), dated October 31, 1997.

Gentlemen:

         Reference is made to that certain Construction Loan Agreement dated October 31, 1997 (the "Loan Agreement") between Silverleaf Resorts, Inc. ("Borrower") and Heller Financial, Inc. ("Lender"). All capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement unless otherwise defined in this commitment letter ("Commitment Letter").

         We are pleased to advise you that Lender has approved a $5,000,000 increase to the existing $10,000,000 Construction Loan (referred hereafter as the "Modified Loan"), to be made to Borrower upon the terms and subject to the conditions set forth in the existing Loan Agreement dated October 31, 1997. The additional $5,000,000 in availability will be reserved under the Modified Loan to finance new unit construction at the Borrower's proposed 2.1 acre Las Vegas timeshare project located at the corner of Koval Lane and Harmon Avenue. Lender's obligation to make the Loan is conditioned upon satisfaction of the matters set forth below to the satisfaction of Lender.

1. There shall have been no material adverse change since October 31, 1997 in the business affairs, assets, or financial condition of Borrower.

2. There shall be no litigation or proceeding pending, or to the best of Borrower's knowledge, threatened, which if decided adversely would materially and adversely affect either (a) the business affairs, assets, or financial condition of Borrower or (b) the prospects for repayment of the Loan.

3. No Event of Default under the existing Loan Agreement shall have occurred and be continuing, and Borrower shall have fulfilled all of the other terms and conditions of the existing Loan Agreement and this Commitment Letter.

4. The proposed Las Vegas project will be subject to the same due diligence and funding requirements as for all other Silverleaf resorts, as stated in the Loan Agreement dated October 31, 1997.
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5.       Payment of $50,000 commitment fee in immediately available funds payable upon acceptance of this commitment.

         Borrower acknowledges and agrees that:

1. All findings and results of Lender's independent consultants, and all other information and reports delivered to and/or compiled by and/or prepared by Lender, are for the exclusive benefit of Lender and may not be relied upon by Borrower or any other party.

2.       Borrower may not assign this Commitment Letter to any third party.

3.       Time is of the essence of this Commitment Letter.

4. The terms and conditions of this Commitment Letter supersede all prior discussions, negotiations and agreements between Lender and Borrower. This Commitment Letter may be modified only in writing duly executed by both parties. There are no third-party beneficiaries to this Commitment Letter.

         This Commitment Letter shall not constitute a binding agreement unless Borrower executes and returns the enclosed duplicate original counterpart hereof without any modifications thereto not later than March 23, 1998. If not accepted and returned on or prior thereto, this Commitment Letter shall automatically be null and void.

         This Commitment shall terminate on April 30, 1999 regardless of whether or not Lender has disbursed any of the additional $5,000,000 for the Las Vegas project.

Very truly yours,

HELLER FINANCIAL, INC.

By:  /s/ ILLEGIBLE
     ----------------------------

Its: Vice President


The terms of the foregoing Commitment Letter, are hereby accepted and agreed to this 18 day of March, 1998.

BORROWER:

SILVERLEAF RESORTS, INC.

By:  /s/ SHARON K. BRAYFIELD
    ----------------------------
         Sharon K. Brayfield

Its: President